Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2007 Financial and Operational Results
- Conference Call Today at 10:00 a.m. Eastern Time -
2007 Highlights Include:
•	Raised Gross Aggregate of $220 Million in IPO and Bond Financing

•	Progressed Azedra™ into Phase 1/2 Trial in Malignant Pheochromocytoma

•	Reported Two Positive Data Sets From Phase 2 Zemiva™ Trials and Initiated Zemiva Planned Pivotal Trial for the Diagnosis of Cardiac Ischemia

•	In-licensed Exclusive, Worldwide Rights to Radiotherapeutics Onalta™ and Solazed™

•	Presented Promising Preclinical Data on Trofex™ for Detection of Prostate Cancer

•	Acquired Radiopharmaceutical Manufacturing Facility in Denton, Texas
Cambridge, MA, March 31, 2008 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced financial results for the fourth quarter and year ended December 31, 2007. For the fourth quarter of 2007, Molecular Insight reported a loss of ($21.7) million, on revenues of $151,777 and operating expenses of $19.6 million. For the full year, the company had a loss attributed to common shareholders of ($61.2) million, on revenues of $730,672 and operating expenses of $58.4 million. At December 31, 2007, the company had $62.1 million in cash and cash equivalents and $109 million of short and long-term investments, principally U.S. Treasury bills.
“2007 marked another strong year for Molecular Insight in executing its strategy to discover, develop and commercialize innovative targeted radiopharmaceuticals for the detection, staging, monitoring and treatment of life-threatening diseases,” stated David S. Barlow, President and CEO of Molecular Insight. “In a year filled with the achievement of several important milestones, we are now more strongly positioned to advance our risk-contained clinical stage pipeline and prepare for the commercialization of our first drug candidate. Azedra, our lead radiotherapeutic, forms the cornerstone of our portfolio of oncology radiopharmaceuticals, while Zemiva made significant clinical progress toward becoming an important innovation for the detection of cardiac ischemia.”
Mr. Barlow continued, “Molecular Insight capitalized on the potential of its advancing pipeline, technology base and management team by completing its successful IPO and innovative bond financing that together generated gross proceeds of $220 million dollars.”
Molecular Insight 2007 Product Development Highlights
•	Initiated Phase 1 of Azedra’s planned two-stage, Phase 1/2 therapeutic trial for the treatment of malignant pheochromocytoma, a type of neuroendocrine cancer. The trial follows a successfully completed dosimetry trial and is designed to determine the optimally safe and effective dose in Phase 1 and confirm safety and efficacy of Azedra in Phase 2. The U.S. FDA has designated Azedra an Orphan Drug with Fast Track development status for the treatment of neuroendocrine tumors. Azedra combines the known MIBG molecule with the company’s proprietary Ultratrace™ radiolabeling technology.

•	Initiated a planned pivotal registration Phase 2 trial with Zemiva, the company’s lead molecular imaging radiopharmaceutical, for the diagnosis of cardiac ischemia in patients presenting with chest pain in the emergency department setting. The trial builds upon previous data that demonstrated the ability of Zemiva to detect cardiac ischemia at rest up to 30 hours after an ischemic event. This trial is expected to enroll 600 to 700 patients at up to 70 sites in North America and is designed to be the first of two planned pivotal registration trials.

•	Presented two positive Zemiva data sets at American Society for Nuclear Cardiology (ASNC):
o	Validation of Zemiva Normals reference database using gender-based and cardiac ischemia risk stratification parameters. Results indicated that the database accurately differentiated normal from abnormal metabolic heart activity in patients dosed with Zemiva.

o	Comparison study using the validated Zemiva Normals reference database demonstrating that Zemiva compares favorably to published performance parameters of approved cardiac blood flow tracers used to detect cardiac ischemia and myocardial infarction, or heart attack. The study indicated that Zemiva demonstrates strong sensitivity and negative predictive value for the rule-in/rule-out of patients having heart attacks and cardiac ischemia. Additionally, Zemiva was positive in 100% of patients with elevated serum troponins, the biomarker for heart attack diagnosis that typically requires 6 to 12 hours to reach measurable levels in a heart attack patient’s blood.
•	Presented preclinical data from Trofex development program for two promising molecular imaging radiopharmaceutical candidates, MIP-1072 and MIP-1095, for potential use in the detection and monitoring of prostate cancer. Both compounds are radiolabeled small molecules that target and identify the presence of prostate tumors specifically and non-invasively by targeting prostate-specific membrane antigen (PSMA), a protein that is highly expressed by prostate tumor cells. The studies were presented on October 24th in a poster session at the annual “Molecular Targets and Cancer Therapeutics” meeting in San Francisco, California, which was organized by the American Association for Cancer Research, National Cancer Institute, and European Organization for Research and Treatment of Cancer (AACR-NCI-EORTC).

•	The Society of Nuclear Medicine (SNM) recognized Molecular Insight Trofex preclinical research with the 2007 Berson-Yalow Award for the most original scientific abstract that made the most significant contribution to basic or clinical radioassay.
2007 Corporate Highlights
•	Completed an initial public offering in February of 5.0 million shares of common stock that raised a gross amount of $70 million

•	Priced $150 million in bonds due in 2012 with a syndicate of institutional investors

•	In-licensed from Novartis Pharma AG the exclusive, worldwide rights to Onalta (90Y edotreotide, previously known as OctreoTherTM), a Phase 2 clinical-stage, targeted radiotherapeutic that the company intends to develop for the treatment of metastatic pancreatic neuroendocrine and carcinoid tumors. Onalta, a synthetic analog of the peptide somatostatin, has been studied in three Phase 1 and three Phase 2 clinical trials involving more than 300 patients. It has been designated an Orphan Drug by the U.S. FDA for the treatment of pancreatic neuroendocrine tumors.

•	In-licensed from Bayer Schering Pharma the exclusive, worldwide rights to Solazed, a targeted, small molecule radiotherapeutic in late-stage preclinical development for the treatment of malignant melanoma, the most aggressive type of skin cancer.

•	Appointed Norman LaFrance, M.D., to the position of Senior Vice President, Clinical Development and Chief Medical Officer; Donald E. Wallroth as Chief Financial Officer; Brian Abeysekera, Ph.D., as Vice President, Manufacturing; and Christine Huh as Vice President, Human Resources.

•	Elected Scott Gottlieb, M.D., to the Molecular Insight Board of Directors. Dr. Gottlieb has served as a senior policy maker at the U.S. Food and Drug Administration (FDA), most recently as

Deputy Commissioner for Medical and Scientific Affairs. He has also served as a senior official at the Centers for Medicare and Medicaid Services (CMS)

•	Purchased a commercial-scale radiopharmaceutical manufacturing facility in Denton, Texas

•	Entered a commercial manufacturing and supply agreement with MDS Nordion for Zemiva
Financial Highlights of the Fourth Quarter and Fiscal Year 2007
Fourth quarter 2007 net loss attributable to common shareholders was ($21.7) million. Fiscal year ended December 31, 2007 net loss attributable to common shareholders was ($61.2) million. The cash and cash equivalents balance at December 31, 2007 totaled $62.1 million.
Fourth quarter 2007 revenue was $151,777. Fiscal year ended December 31, 2007 revenue was $730,762.
Research and development expenses totaled $13.4 million in the fourth quarter of 2007. Research and development expenses were $40.5 million for the year ended December 31, 2007. The year 2007 included $12.0 million of costs for the Zemiva and Azedra clinical trials, as well as $1.3 million of manufacturing set-up costs for future Zemiva and Azedra clinical trials.
General and administrative expenses were $6.2 million for the fourth quarter of 2007. General and administrative expense totaled $17.9 million for the year ended December 31, 2007.
2008 Milestones
First Half 2008
•	Complete Zemiva’s planned pivotal registration Phase 2 trial enrollment

•	Initiate Azedra’s neuroblastoma clinical trial in children

•	Complete Azedra’s Phase 1 dose-ranging clinical trial in pheochromocytoma

•	Initiate Trofex’s Phase 1 dosimetry trial for diagnosis of prostate cancer

•	Initiate Onalta’s additional Phase 1 dosimetry trial for the treatment of neuroendocrine tumors

•	Initiate Solazed’s Phase 1 dosimetry trial in malignant melanoma
Second Half 2008
•	Initiate Zemiva’s planned confirmatory Phase 3 pivotal trial

•	Initiate Azedra’s planned Phase 2 pivotal trial

•	Report Zemiva’s planned pivotal registration Phase 2 trial results

•	Initiate Trofex’s dose and image optimization trial

•	Complete Trofex’s dosimetry trial
Conference Call Details
Molecular Insight management will host a conference call today, March 31, 2008, at 10:00 AM Eastern Time. To access the call, dial (888) 713-4209 or (617) 213-4863 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 16791809. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international participants) and using the pass code 31412345.
A live audio webcast of the call will also be available in the “Investor Relations” section of the company’s website, www.molecularinsight.com. The company will present a short PowerPoint presentation during the call. An archived webcast will be available on the company’s website after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative molecular radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta ™, Zemiva™ and any other statements relating to product candidates, product development programs, the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Results Report for the Fourth Quarter of Fiscal 2007
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue — Research and development grants	$118,609	$151,777	$325,068	$730,672

Operating expenses:
Research and development	4,939,093	13,360,047	16,635,206	40,490,409
General and administrative	2,793,669	6,196,975	10,211,164	17,914,868
Total operating expenses	7,732,762	19,557,022	26,846,370	58,405,277

Loss from operations	(7,614,153)	(19,405,245)	(26,521,302)	(57,674,605)

Other (expense) income:
Interest income	158,265	943,970	468,882	2,572,103
Interest expense	(825,152)	(3,193,044)	(1,213,798)	(4,722,679)
Total other (expense) income, net	(666,887)	(2,249,072)	(744,916)	(2,150,576)

Net loss	(8,281,040)	(21,654,317)	(27,266,218)	(59,825,181)

Redeemable convertible preferred stock dividends and accretion of issuance costs	(2,072,371)	—	(4,957,900)	(1,368,037)

Net loss attributable to common stockholders	$(10,353,411)	$(21,654,317)	$(32,224,118)	$(61,193,218)

Net loss per share attributable to common stockholders:
Basic and diluted net loss per share attributable to common stockholders	$(2.27)	$(0.87)	$(7.18)	$(2.65)

Weighted average shares used to compute basic and diluted loss per share attributable to common stockholders	4,569,605	24,930,728	4,489,661	23,053,719

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,,
	2006	2007
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$8,915,857	$62,115,257
Short-Term Investments	—	57,087,609
Accounts receivable—research and development grants	127,924	324,328
Prepaid expenses and other current assets	1,563,314	1,481,561

Total current assets	10,607,095	121,008,755
Property and equipment—net	886,783	4,732,689
Debt issuance costs — net	—	7,167,701
Deferred stock offering costs and other	1,440,297	—
Investments in treasury bills and other	—	43,792,728

Total assets	$12,934,175	$176,701,873

Current liabilities:
Notes payable, current portion	$1,734,672	—
Accounts payable	1,499,830	2,701,988
Accrued expenses	5,812,055	11,027,078
Accounts payable and accrued expenses — related parties	684,243	1,284,055
Success fee liability	278,000	—

Total current liabilities	10,008,800	15,013,121

Bonds payable — net of discount	—	133,132,390
Notes payable — less current portion	1,832,384	—
Convertible note payable including interest	14,844,286	—
Deferred rent	22,568	—
Redeemable convertible preferred stock	48,089,941	—

Total stockholders’ equity (deficit)	(61,863,804)	28,556,362

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$12,934,175	$176,701,873

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